                                                                    EXHIBIT 99.1

March 30, 2001

REGIONS COMPLETES MORGAN KEEGAN MERGER

Regions Financial Corporation (Nasdaq/NM:RGBK) and Morgan Keegan , Inc. announced today that they have completed their previously announced merger.

Holders of Morgan Keegan common stock who did not elect to receive cash in the merger will receive .96 of a share of Regions common stock for each share of Morgan Keegan common stock. Morgan Keegan shareholders who elected to receive cash in the merger will receive $27 for each share of Morgan Keegan common stock subject to a cash election. Morgan Keegan shareholders exchanging shares for Regions shares will receive a letter of instruction in the near future describing the procedures for exchanging their certificates.

Morgan Keegan & Company, Inc., which will operate as an independent subsidiary of Regions, is one of the South's largest investment firms. Regions' current brokerage operation will merge into Morgan Keegan in mid April and the combination will result in a company with more than 900 Series 7 retail and institutional brokers. Through their 54 offices in 13 states, Morgan Keegan will continue to serve individual investors in the Southern United States and institutional clients throughout the United States and abroad.

According to Carl E. Jones, Jr., Regions' President and Chief Executive Officer, "We could not be more pleased with this marriage. Morgan Keegan significantly broadens the financial solutions Regions has to offer our customers. We believe that our common operating cultures and competitive strategies make Regions and Morgan Keegan better able to compete in this ever changing business environment."

Allen Morgan said, "I am very excited about our new partnership with Regions. With Morgan Keegan's strength in brokerage, capital markets and asset management added to Regions' retail and small business banking franchise, we believe that the combined company will be a formidable competitor in our footprint."

Regions Financial Corporation is a $43.7 billion financial holding company providing banking services from more than 700 offices in Alabama, Arkansas, Florida, Georgia, Louisiana, South Carolina, Tennessee and Texas. Regions also provides banking-related services in the fields of mortgage banking, insurance, securities brokerage and mutual funds. Regions' common stock is traded in the Nasdaq National Market System under the symbol RGBK.

For additional information, visit Regions' Web site at http://www.regionsbank.com or contact Ronald C. Jackson, Senior Vice President and Director of Investor Relations, Regions Financial Corporation, Telephone 205/326-7374.